Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CACHET FINANCIAL SOLUTIONS INC.

The undersigned, the Chief Executive Officer of Cachet Financial Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

(1)           The name of the Corporation is Cachet Financial Solutions Inc. The Corporation was previously known as DE Acquisition 2, Inc. and was incorporated on February 24, 2010.

(2)           The Certificate of Incorporation (“Certificate of Incorporation”) is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such Amended and Restated Certificate of Incorporation will supersede the Certificate of Incorporation.

(3)           The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A has been approved by the board of directors of the Corporation.

(4)           The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A has been adopted pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

IN WITNESS HEREOF, I have subscribed my name this [__]th day of [_______], 2014.

Name:
Title:

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CACHET FINANCIAL SOLUTIONS INC.

ARTICLE 1
Name

The name of the Corporation is Cachet Financial Solutions Inc.

ARTICLE 2
Registered Office

The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Dover, Delaware 19904, located in Kent County.  The name of the Corporation’s registered agent for service of process at such address is National Registered Agents, Inc.

ARTICLE 3
Purpose

3.1	Purposes. The Corporation will have general business purposes in accordance with the laws of the State of Delaware.

3.2
Powers.  The Corporation will have and may exercise all the powers granted or available under the laws of the State of Delaware and laws amendatory thereof and supplementary thereto, including all powers necessary or convenient to effect any or all of the business purposes for which the Corporation is incorporated.

ARTICLE 4
Stock

4.1.
Authorized Capital Stock.  The Corporation shall be authorized to issue 520,000,000 shares of capital stock, of which 500,000,000 shares shall be shares of common stock, par value $0.0001 per share (the “Common Stock”), and 20,000,000 shares shall be shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

4.2
Common Stock.  Except as otherwise provided by law or by the resolution or resolutions adopted by the board of directors of the Corporation designating the rights, power and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. All shares of Common Stock will be voting shares and will be entitled to one vote per share.

4.3
Preferred Stock Rights.  Shares of Preferred Stock may be issued from time to time in one or more series.  The board of directors of the Corporation is hereby authorized by resolution or resolutions to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

4.4
Reverse Split.  Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the corporation’s common stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into a fraction of a share of common stock, par value $.0001 per share, of the corporation the numerator of which is 1 and the denominator of which is 10.9532. Any stock certificate that, immediately prior to the Effective Time, represented shares of the common stock, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, will represent the number of shares of the common stock as equals the quotient obtained by dividing the number of shares of common stock represented by such certificate immediately prior to the Effective Time by 10.9532.  No fractional shares of common stock will be issued as a result of the share combination effected pursuant to this paragraph.   A holder of common stock at the Effective Time who would otherwise be entitled to a fraction of a share as a result of the share combination effected pursuant to this paragraph will, in lieu thereof, be entitled to receive a cash payment in an product amount equal to the product of the fraction to which the stockholder would otherwise be entitled multiplied by the par value of a share of common stock.

ARTICLE 5
Board Of Directors

5.1
Number of Directors.  Except as otherwise provided by the resolution or resolutions adopted by the board of directors of the Corporation designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by the board of directors.

5.2	No Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 6
By-laws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter, and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

ARTICLE 7
Amending The Certificate Of Incorporation

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE 8
Director Liability; Indemnification And Insurance

8.1
Elimination of Certain Liability of Directors.  The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law.  No amendment, modification or repeal of this Article, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article 8 with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

8.2	Indemnification.

(a)
Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)
Right of Claimant to Bring Suit. If a claim under paragraph (a) above is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)
Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation (as it may be amended from time to time), Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.3
Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.